EXHIBIT 10.1
DEFERRED STOCK COMPENSATION PLAN
FOR DIRECTORS OF RAVEN INDUSTRIES, INC.
     THIS DEFERRED STOCK COMPENSATION PLAN FOR DIRECTORS OF RAVEN INDUSTRIES, INC., dated as of March 11, 2006 (the “Plan”), is hereby adopted by Raven Industries, Inc., a South Dakota corporation (the “Company”), to be effective upon approval of this Plan by the Company’s stockholders at their 2006 annual meeting.
INTRODUCTION
     A. Background and General Definitions. Each member of the Company’s Board of Directors (the “Board”) who is not an employee of the Company or any of its subsidiaries (a “Non-employee Director”) is compensated in part with an annual cash retainer fee (an “Annual Retainer”). Beginning in 2006, the Annual Retainer is payable in connection with each annual meeting of the Company’s stockholders (an “Annual Meeting”), or any other meeting at which the Non-employee Director is appointed to the Board, for service on the Board (other than attendance at meetings) through the next Annual Meeting.
     B. Plan Summary. The Board has determined that it would be in the best interest of the Company to change the annual compensation payable to each Non-employee Director for service on the Board after the 2006 Annual Meeting, generally as follows:
     (1) Election to Convert Annual Retainer into Stock Units. Any Non-employee Director may elect, either (a) before the director first becomes eligible for benefits under this Plan, or (b) before any later calendar year in which an Annual Retainer may be payable, to have a specified percentage of each Annual Retainer the director would otherwise receive for Board service after the scheduled payment date for the Annual Retainer, credited instead to his or her Plan Account and converted into Stock Units described in this Plan, effective as of such scheduled payment date.
     (2) Grant of Stock Units. As of the date of each Annual Meeting, each Non-employee Director will be granted a number of Stock Units (a “Stock Unit Grant”) equal in value to the Annual Retainer amount (whether or not converted into Stock Units as described above) that such director will earn for Board service during the next 12 months after such Annual Meeting; and such Stock Unit Grant will be credited to the director’s Plan Account as described in this Plan.
     (3) Payment of Stock Units. Any Stock Units credited to the Plan Account of a Non-employee Director under this Plan will be distributed to the director or a beneficiary after the director leaves the Board, at a time elected by the director under this Plan, in the form of shares of common stock of the Company having a par value of $1.00 per share (“Common Stock”) to be issued under this Plan.

     C. Code Section 409A. This Plan is subject to section 409A of the Internal Revenue Code of 1986 as amended (the “Code”); and is intended to comply with Code section 409A, but could be required to be amended to comply with final Treasury Regulations yet to be issued under Code section 409A, with respect to the permissible terms of the Plan.
     NOW, THEREFORE, this Plan, including the preceding Introduction, is hereby adopted by the Company, subject to the approval of the Plan by the Company’s stockholders:
     1. Adoption, Term and Purpose of the Plan. This Plan was approved by the Board on March 11, 2006, to become effective for Annual Retainers and Stock Unit Grants to be earned by Non-employee Directors for service on the Board after the 2006 Annual Meeting.
     This Plan shall remain in effect until April 30, 2016, unless terminated at any earlier time by action of the Board pursuant to Section 16, but except as specifically provided in the Plan, its expiration or termination shall not affect any person’s rights that were granted under the Plan and have not been satisfied as of that date.
     The purpose of the Plan is to advance the interests of the Company and its stockholders by attracting, motivating and retaining Non-employee Directors of outstanding ability; and to promote a greater identity of interest between the Company’s Non-employee Directors and its stockholders. That purpose will be carried out generally in the manner described in Part B of the Introduction to this Plan, and as set forth in more detail below. The Plan covers any Annual Retainers and Stock Unit Grants earned by Non-employee Directors for service on the Board and any of its committees, but does not cover any added director’s fees payable to them for attendance at meetings, nor any reimbursement of their expenses incurred as directors.
     2. Participation and Termination Date. Each Non-Employee Director shall be eligible to participate in this Plan as of the later of (a) the date this Plan is approved by the Company’s stockholders at the 2006 Annual Meeting; or (b) the date he or she first becomes a Non-Employee Director; and such Non-Employee Director will thereafter remain a participant (a “Participant”) in this Plan until the date of termination (for any reason or no reason) of his or her service as a member of the Board (a “Termination Date”), unless the Plan is terminated before his or her Termination Date.
     If a Participant remains a member of the Board, but ceases to be a Non-Employee Director, he or she will no longer be entitled to receive any Stock Unit Grants, or have any Annual Retainers converted into Stock Units under this Plan, but will remain entitled to any Stock Units previously credited to his or her Plan Account, until they are distributed pursuant to the terms of this Plan.
     3. Stock Units, Accounts and Share Limitation. For purposes of this Plan, a “Stock Unit” is the right to receive one share of Common Stock as deferred compensation to be distributed in the future from an account (an “Account”), established by the Company under Section 8 in the name of a Participant on the accounting books and records of the Company. Stock Units may be credited to an Account as a result of either:

     (a) a Stock Unit Grant made under Section 4; or
     (b) a Participant’s election to have a portion of his or her unpaid Annual Retainers deferred and converted into Stock Units under Section 5.
     The number of shares of Common Stock that may be issued under the Plan shall not exceed 50,000 shares, subject to adjustment as provided in Section 13. If any Stock Unit is canceled under the Plan, before any delivery of Common Stock with respect to such Stock Unit, any shares of Common Stock that would otherwise have been issuable pursuant to the canceled Stock Unit will be available for issuance under other Stock Units.
     4. Granting of Stock Units. The Company will make Stock Unit Grants as follows:
     (a) Grant Procedure. As of the close of business on the date of each Annual Meeting (beginning with the 2006 Annual Meeting), the Company will:
     (i) automatically credit, to an Account created under Section 8 for each Non-employee Director who will remain a member of the Board immediately after that Annual Meeting, a dollar amount equal to the separate Annual Retainer amount that will be earned by the director for Board service during the next 12 months after such Annual Meeting, pursuant to the Board’s then existing policy for compensating its members; and
     (ii) convert such dollar amount into Stock Units as provided in Section 8(a).
     (b) Grant Notice. At least 10 days before any each Annual Meeting, the Company will provide each individual who is a Non-employee Director (or is nominated to become one at such meeting) with a copy of this Plan and a written “Grant Notice,” which shall:
     (i) state that he or she will be a Participant if he or she is Non-employee Director at the end of such Annual Meeting;
     (ii) specify the dollar amount and scheduled payment date of his or her Annual Retainer amount to be earned for Board service during the next 12 months after such Annual Meeting;
     (iii) notify him or her that a dollar amount equal to the Annual Retainer described in clause (ii) will be credited to his or her Account as Stock Units; and

     (iv) if the individual is not already a Participant, notify the individual that he or she may (A) elect, before the date of the Annual Meeting, to convert any whole percentage of all future Annual Retainer payments into Stock Units pursuant to Section 5 of this Plan, (B) make an election concerning the time of payment from the Participant’s Account pursuant to Section 6 of this Plan; and (C) designate a Beneficiary under Section 7 to receive Common Stock from the Account after the Participant’s death.
     (c) Appointment of Directors Between Annual Meetings. At least 10 days before any meeting (other than an Annual Meeting) at which any individual will be nominated to become an Non-employee Director, the Company will provide such individual with a copy of this Plan and a written notice similar to a Grant Notice, except that it will not include any grant of Stock Units in an amount equal to any pro-rated Annual Retainer he or she may receive and earn before the next Annual Meeting. This paragraph (c) will also apply to a director who becomes a Non-employee Director as a result of the termination of his or her service as an employee of the Company and its subsidiaries, at a time other than an Annual Meeting, except that such notice will be given at least 10 days before the date on which such director becomes entitled to receive a pro-rated Annual Retainer (if any) that he or she may receive and earn before the next Annual Meeting.
     5. Election to Defer Annual Retainer by Conversion into Stock Units. Each Non-Employee Director may make the following annual election with respect to any Annual Retainers that he or she may otherwise become entitled to receive after the 2006 Annual Meeting:
     (a) Deferral Election. The Non-Employee Director may elect, at any time permitted under paragraph (b) below, by delivering a “Deferral Election” described in paragraph (c) below
     (i) to defer payment of any whole percentage (specified in the Deferral Election) of the next Annual Retainer (if any) to be earned by him or her and otherwise payable in cash after the election is delivered; and
     (ii) to have the Company credit, as of the close of business on the date scheduled for payment of each such Annual Retainer, the specified deferred percentage of each Annual Retainer to an Account created under Section 8; and convert the credited amount into Stock Units as provided in Section 8(a).
     (b) Time for Election. Any Deferral Election for an Annual Retainer to be earned and otherwise payable in the future must be delivered at the following time, whichever applies:
     (i) for an Annual Retainer that is otherwise payable in connection with the 2006 Annual Meeting for Board service during the next 12 months after such meeting, no later than the day before such meeting;

     (ii) for an Annual Retainer to be earned in connection with and after any Annual Meeting after 2006, no later than December 31st of the calendar year ending before the year when the Annual Meeting will occur; unless the following clause (iii) applies; or
     (iii) if the individual making a Deferral Election will not become a Non-employee Director until the Annual Meeting or other meeting at which he or she is nominated for election as a director, his or her Deferral Election must be delivered no later than the day before such meeting; and will be effective for the next Annual Retainer (or pro-rated portion) to be earned and otherwise paid in connection with or after such meeting. This clause (iii) will also apply to a director who becomes a Non-employee Director, as a result of the termination of his or her service as an employee of the Company and its subsidiaries at a time other than an Annual Meeting, except that such notice will be given at least 10 days before the date on which such director becomes entitled to receive a pro-rated Annual Retainer (if any) that he or she may receive and earn before the next Annual Meeting.
     (c) Deferral Election Procedure. A Deferral Election may be made only by filing with the Company’s Chief Financial Officer (at a time permitted under paragraph (b) above) a signed written notice, in a form provided by the Company, that specifies a whole percentage of the Participant’s future Annual Retainers that will be deferred and converted into Stock Units under this Plan.
     A Deferral Election made for an Annual Retainer to be earned in connection with a future Annual Meeting may not be revoked or changed after the last date on which it may be filed under paragraph (b) above, except by the Board to the limited extent provided in Section 16 (upon termination of the Plan). A Participant’s Deferral Election shall remain in effect for Annual Retainers to be earned and otherwise paid in connection with all future Annual Meetings, unless he or she either (a) amends it for a future Annual Meeting by delivering a new Deferral Election at a time permitted under paragraph (b) above for a new Deferral Election for that meeting; or (b) revokes it for future Annual Meetings, by delivering a written cancellation notice to the Company’s Chief Financial Officer, at a time permitted under paragraph (b) above for a new Deferral Election for the next Annual Meeting.
     6. Payment Election for Stock Units. If a Participant does not make a timely Payment Election under this Section 6, the Company will deliver any Common Stock derived from his or her Stock Units on a date sixty (60) days after his or her Termination Date, or soon as practical thereafter (a “Normal Distribution Date”), pursuant to Sections 10 and 11.
     Each Participant who is credited with any Stock Units under this Plan may elect as provided in this Section 6 (a “Payment Election”) to have the Company deliver any Common Stock derived from all of his or her Stock Units on the last day of a specified period of months (not exceeding 120 months) following his or her Termination Date and designated by the Non-Employee Director as provided below (a “Delayed Distribution Date”).

     In addition to any Payment Election made by a Participant for distribution after a Termination Date that occurs before his or her death, a Participant may make a separate Payment Election for a distribution following a Termination Date that is the date of his or her death (a “Death Termination Date”); and any Payment Election for distribution after a Death Termination Date may specify a Normal Distribution Date or a Delayed Distribution Date that is different than the distribution date applicable after any Termination Date that occurs before his or her death.
     A Participant may elect any of such Delayed Distribution Dates at the following times and in the manner provided in the last paragraph of this Section 6:
     (a) Election upon Initial Participation. A new Participant may elect a Delayed Distribution Date for a Death Termination Date, and/or a Delayed Distribution Date for any other Termination Date, in a Payment Election made as soon as reasonably practicable after receiving his or her first Grant Notice concerning participation in this Plan, but not later than the day before the date on which he or she becomes a Non-employee Director. This paragraph also applies to all Non-employee Directors who become Participants as of the date of the 2006 Annual Meeting.
     (b) Subsequent Payment Elections. In addition, any Participant whose Termination Date has not occurred may elect a Delayed Distribution Date or, if he or she has already elected a Delayed Distribution Date, may elect a later Delayed Distribution Date, in either case by making a new Payment Election for a Death Termination Date and/or any other Termination Date; provided, however, that:
     (i) except in the case of a new Payment Election for a Death Termination Date, the new Delayed Distribution Date is at least five years after the previously scheduled Normal Distribution Date or Delayed Distribution Date (as applicable); and
     (ii) no new Payment Election under this paragraph (b) shall be effective until 12 months after the Company’s Chief Financial Officer receives the new Payment Election and, if any Common Stock becomes deliverable to the Participant or a Beneficiary (as defined in Section 7) under this Plan at a Normal Distribution Date or Delayed Distribution Date (as applicable) previously scheduled under this Section 6 within such 12-month period, such new Payment Election shall not have any effect, and the Common Stock shall be delivered at such previously scheduled date.
     Except as specifically permitted or required under this Plan, neither the Company (or the Board) nor any Participant or Beneficiary shall have the right to have any Common Stock deliverable under this Plan issued before the time it is otherwise scheduled or required to be delivered under the Plan.

     Any Payment Election by a Participant under this Section 6 shall be made in writing (on a Deferral Election or Payment Election form provided by the Company), signed by the Participant and delivered to the Company’s Chief Financial Officer; and may at any time be prospectively revised in writing by the Participant, but only to the limited extent provided in paragraph (b) of this Section 6.
     7. Beneficiary Designations. “Beneficiary” shall mean any individual designated under this Section 7 to receive all or a portion of a Participant’s Account balance after the Participant’s death. A Participant may designate, on any Deferral Election or Payment Election he or she may deliver to the Company, or in a separate writing signed by the Participant and delivered to the Company’s Chief Financial Officer before the Participant’s death, one or more Beneficiaries to receive a distribution of the balance of the Participant’s Account (as described in Sections 10 and 11) under the Plan upon the Participant’s death before that balance has been distributed. A Participant may change his or her Beneficiary designation at any time by including that change in any new Deferral Election or Payment Election, or in a separate writing signed by the Participant and delivered to the Company’s Chief Financial Officer before the Participant’s death. If a Participant has not, before the Participant’s death, designated any Beneficiary for payment of an Account balance under this Plan upon the Participant’s death, or no Beneficiary designated by the Participant survives the Participant’s death, the sole Beneficiary of the Participant’s Account balance shall be the Participant’s surviving spouse or, if no spouse survives the Participant, the Participant’s estate.
     8. Creation and Adjustment of Participants’ Accounts. The dollar amount of any Stock Unit Grant or deferred Annual Retainer to be credited as Stock Units under this Plan, whether automatically under Section 4 or pursuant to a Participant’s Deferral Election under Section 5, shall be credited, on the applicable dates specified in those sections, to an Account maintained in the name of the Participant.
     All amounts credited to a Participant’s Account shall be adjusted from time to time as follows, until the balance of the Account is distributed to the Participant or his or her Beneficiary:
     (a) Conversion of Deferred Annual Retainers into Stock Units. The dollar amount of any Stock Unit Grant (based on an Annual Retainer) made under Section 4, or any portion of an Annual Retainer deferred at the election of a Participant under Section 5, that has been credited under this Plan to a Participant’s Account shall be converted into a number of Stock Units determined by dividing (i) that dollar amount by (ii) the Closing Market Value (as defined below) of one share of Common Stock, as of the date the Annual Retainer is credited to the Account. For purposes of this Plan, “Closing Market Value” shall be defined as the closing price of a share of Common Stock, as reported for the relevant valuation date on the NASDAQ National Market (or, if that price is no longer reported on such market, as reported on the principal exchange upon which the Common Stock is then traded). An Account may be credited with a fractional Stock Unit, which shall be rounded to the nearest one-hundredth of a Stock Unit.

     (b) Status of Stock Units. Any Stock Units credited to a Participant’s Account shall not entitle the Participant to any voting rights or other rights of a stockholder of the Company, until the date the Company issues a Common Stock certificate to the Participant or Beneficiary, pursuant to Section 11, in lieu of any Stock Units held in the Participant’s Account.
     (c) Valuation of Stock Unit Accounts. As of any date on which the balance of an Account containing Stock Units must be determined as a dollar amount under this Plan, that balance shall be equal to the number of Stock Units in the Account, multiplied by the Closing Market Value of one share of Common Stock as of that date.
     (d) Credits in Lieu of Dividends on Stock Units. If any Stock Units exist in an Participant’s Account on a dividend record date for Common Stock, that Account shall be credited, on the dividend payment date related to such dividend record date, with an additional number of Stock Units equal to (i) the cash dividend paid on one share of Common Stock, multiplied by (ii) the number of Stock Units in the Account on the dividend record date, and divided by (iii) the Closing Market Value of a share of Common Stock on the dividend payment date.
     9. Statements of Account. The Company shall furnish each Participant whose Account has not been distributed in full with a quarterly statement that includes at least:
     (a) the following activity in his or her Account during the quarter: (i) the dollar amount of any new Stock Units credited to the Account, (ii) the number of any new Stock Units credited, (iii) any change in the value of his or her previous Stock Units and (iv) the number and dollar amount of any Stock Units distributed; and
     (b) the number of Stock Units in the Account and the dollar balance of the Account, in each case as of the last day of the quarter.
     10. Events Requiring Distributions from Accounts. Distributions of Account balances under this Plan shall be made on account of the following events, in the manner provided in Section 11:
     (a) Distribution After Termination Date. If the Participant’s Termination Date occurs before his or her death, the Company shall distribute to the Participant (or his or her Beneficiary or Beneficiaries, if the Participant dies after the Termination Date) the dollar amount of the balance of the Participant’s entire Account at the Normal Distribution Date or Delayed Distribution Date (as applicable) required or elected under Section 6 with respect to a Termination Date other than the Participant’s date of death.
     (b) Distribution to Beneficiaries. After any Death Termination Date, Company shall distribute to the Participant’s Beneficiary or Beneficiaries the dollar amount of the balance of the Participant’s entire Account at the Normal Distribution Date or Delayed

Distribution Date (as applicable) required or elected under Section 6 with respect to a Death Termination Date.
     11. Distribution Procedure. The Company shall distribute in a lump sum any amounts required under Section 10 to be distributed from a Participant’s Account; and the lump sum shall be payable in the form of:
     (a) a certificate for a number of whole shares of Common Stock equal to the number of whole Stock Units to be distributed; and
     (b) cash in lieu of any fractional share of Common Stock (determined by using the Closing Market Value of a share of Common Stock on the date as of which such distribution is made).
     12. Administration. The Plan shall be administered by the Governance Committee of the Board (the “Committee”). The Committee shall have all the powers vested in it by the terms of the Plan, such powers to include the authority (within the limitations described herein) to prescribe the forms for Grant Notices, Deferral Elections and Payment Elections. The Committee shall, subject to the provisions of the Plan, administer Stock Units and Accounts under the Plan and shall have the power to construe the Plan, to determine all questions arising thereunder and to adopt and amend such rules and regulations for the administration of the Plan as it may deem desirable. Any decisions of the Committee in the administration of the Plan, as described herein, shall be final and conclusive. With respect to this Plan, the Committee may act only by a majority of its members in office, except that the members thereof may authorize any one or more of their number or any other officer of the Company to receive elections and notices from Participants and execute and deliver documents on behalf of the Committee. No member of the Committee shall be liable for anything done or omitted to be done by him or her, or by any other member of the Committee in connection with the Plan, except for his or her own willful misconduct or as expressly provided by statute.
     13. Dilution and Other Stock Unit Adjustments. In the event of any change in the outstanding Common Stock of the Company by reason of any stock split, stock dividend, split-up, split-off, spin-off, recapitalization, merger, consolidation, rights offering, reorganization, combination or exchange of shares, a sale by the Company of all or part of its assets, any distribution to shareholders other than a normal cash dividend, or other extraordinary or unusual event:
     (a) the number of Stock Units, the kind of shares used to determine the number of Stock Units to be credited to an Account and measure the value of Stock Units, and the kind and number of shares that may be issued under the Plan pursuant to Section 3 and Section 11(a) above, shall be automatically adjusted so that the proportionate interest of each Participant and Beneficiary entitled to any Stock Units and a distribution of Common Stock under this Plan shall be maintained as before the occurrence of such event;

     (b) such adjustment in outstanding Stock Units shall be made with a corresponding adjustment in the value of each Stock Unit; and
     (c) the Committee shall determine the exact nature and amount of each such adjustment; and such adjustment shall be conclusive and binding for all purposes of the Plan.
     14. Participant’s Rights Unsecured. The right of each Participant or any Beneficiary to an Account or to receive a distribution under this Plan shall be an unsecured claim against the general assets of the Company; and neither the Participant nor any Beneficiary shall have any rights in or against any amount credited to his or her Account or any specific assets of the Company. All amounts credited to an Account shall constitute general assets of the Company and may be disposed of by the Company at such time and for such purposes as it may deem appropriate.
     The rights and interest of a Participant or any Beneficiary under the Plan may not be assigned or transferred, hypothecated or encumbered in whole or in part either directly or by operation of law or otherwise, including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner, and no such right or interest of any Participant or Beneficiary in the Plan shall be subject to any obligation or liability of such Participant or Beneficiary; provided, however, that all or any portion of a Participant’s unpaid Account balance under this Plan may be assigned by court order to the Participant’s former spouse in connection with a dissolution of their marriage, but only if the Committee determines, in its sole discretion, that the order satisfies such requirements of a “qualified domestic relations order” as are set forth in paragraphs (1) through (3) of Code section 414(p), as if the Plan were a plan described in Code section 401(a)(13). The federal income and payroll taxation of any portion of a Plan Account assigned as provided in the preceding sentence shall be governed by Revenue Rulings 2002-22 and 2004-60, or any applicable guidance subsequently published by the Internal Revenue Service or the Department of the Treasury.
     15. Plan Amendments. The Board may amend the Plan at any time, without the consent of the Participants or their Beneficiaries; provided, however, that no amendment shall become effective without approval of the Company’s stockholders if such approval is required by law, rule or regulation; and provided further that no amendment shall divest any Participant or Beneficiary of the existing balance of his or Account, or of any rights to which he or she would have been entitled if the Plan had been terminated immediately prior to the effective date of such amendment, without the written consent of such Participant or Beneficiary.
     16. Termination of the Plan. The Board may terminate the Plan at any time. Upon termination of the Plan, no additional Stock Units Grants or deferred Annual Retainer amounts shall be credited to the Account of any Participant, any Annual Retainers earned after the date of termination of the Plan shall be payable in cash, the balances of any existing Accounts shall continue to be adjusted pursuant to Section 8 above, and the existing balances of the Participants’ Accounts shall be distributed at the time and in the manner prescribed in Sections 10 and 11.

     17. Miscellaneous Provisions.
     (a) Except as expressly provided for in the Plan, no Non-Employee Director, Participant, Beneficiary or other person shall have any claim or right to any Account, or any Stock Units or Common Stock under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any member of the Board or other individual any right to be retained in the service of the Company.
     (b) Common Stock shall not be issued under this Plan unless counsel for the Company shall be satisfied that such issuance will be in compliance with applicable federal, state, local and foreign securities, securities exchange and other applicable rules, laws and requirements.
     (c) It shall be a condition to any obligation of the Company to issue Common Stock upon distribution from an Account that the Participant (or any Beneficiary) pay to the Company, upon its demand, such amount as may be requested by the Company for the purpose of satisfying any liability to withhold federal, state, local or foreign income or other taxes. If the amount requested is not paid, the Company may refuse to issue such Common Stock.
     (d) The expenses of the Plan shall be borne by the Company.
     (e) By deferring any Annual Retainer or accepting any Stock Unit Grant or Account credit or distribution under the Plan, each Participant and each person claiming under or through him or her shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Board or the Committee.
     (f) The appropriate officers of the Company shall cause to be filed any reports, returns or other information regarding Stock Units held under this Plan or any Common Stock issued pursuant to this Plan as may be required by section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, or any other applicable statute, rule or regulation.
[signature page follows]

     IN WITNESS WHEREOF, the Company has caused this Deferred Stock Compensation Plan for Directors of Raven Industries, Inc. to be executed by the undersigned officer, thereunto duly authorized pursuant to the resolutions of the Board, on this _4th___day of April 2006.

RAVEN INDUSTRIES, INC.

By	/s/ Thomas Iacarella

Name:	Thomas Iacarella
Title:	Vice President and CFO